Exhibit 99.1

MOD-PAC CORP. Reports Fourth Consecutive Quarter of Positive Net Income for Second Quarter 2010

  Second quarter GAAP net income increased to $46 thousand compared with GAAP net loss of $3.72 million (adjusted net loss was $1.31 million) in the prior year period
  Custom folding carton sales increased 13.1% for the quarter
  Gross margin expanded to 17.1% in the second quarter on 2.7% growth in total revenue

BUFFALO, N.Y.--(BUSINESS WIRE)--August 4, 2010--MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a manufacturer of custom and stock paper board packaging and provider of personalized print products, today reported total revenue of $11.52 million in the second quarter of 2010, which ended July 3, 2010, up 2.7% from total revenue of $11.21 million in the 2009 second quarter. In June of 2009, MOD-PAC exited the commercial print market and rationalized the Company’s specialty print and direct mail product line. Excluding the $0.75 million in specialty print and direct mail sales from the prior year period, total revenue grew $1.06 million, or 10.1% year-over-year. Driving the revenue growth was increased sales to the Company’s existing folding carton customers.

Net income for the second quarter was $46 thousand, or $0.01 per diluted share compared with net loss of $3.72 million, or $1.09 per diluted share, in the second quarter of 2009. The increase in net income was a result of the rationalization which eliminated an unprofitable product line and other productivity and cost reduction measures that were implemented throughout 2009. The second quarter of 2009 was negatively impacted by $2.4 million in one-time charges related to the product line rationalization and a mark-to-market adjustment for a facility since sold. Excluding those charges, second quarter net loss would have been $1.31 million, or $0.39 per diluted share. (See reconciliation of GAAP net income (loss) and earnings (loss) per share to adjusted net income (loss) and earnings (loss) per share in the attached table.)

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Our second quarter results reflect the continued success we are having in growing our custom folding carton business, as well as the operational improvements we have put in place, including the strategic decision to rationalize our specialty print and direct mail product line.”

Custom Folding Cartons, MOD-PAC’s leading product line, has double digit growth in quarter

  Sales of folding cartons, which include custom folding cartons and stock packaging, were up 11.2%, or $1.06 million, to $10.53 million in the 2010 second quarter from $9.46 million in the prior year second quarter driven by growth in custom folding carton sales.
  Custom folding carton sales in the second quarter of 2010 were $9.04 million, up $1.05 million, or 13.1% from $7.99 million in the second quarter of 2009. Sales growth was the result of increased volume from existing customers.
  Stock packaging sales increased 1.2% to $1.49 million in the 2009 second quarter.
  Print services sales, which are now comprised solely of personalized print, were $0.86 million in the second quarter of 2010, down 46.7% from $1.61 million in the second quarter of 2009. The 2009 second quarter had $0.75 million in sales related to the specialty print and direct mail product line.

Margin expansion reflects effectiveness of restructuring

Gross profit increased 332% to $1.97 million in the second quarter of 2010, compared with $0.46 million in the prior year period. Gross margin expanded to 17.1% in the second quarter of 2010, compared with 4.1% in the second quarter of 2009. The improvement in gross profit and margin was largely driven by the savings realized from the product line rationalization as the Company realized lower depreciation expense and decreased labor, supply and maintenance costs. Also contributing to the expansion were improvements in productivity, product mix, lower utility costs, and recovery in the recycling market. Gross margin improved from 14.9% in the trailing first quarter despite lower sales as additional cost savings measures and productivity enhancements were implemented.

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer commented, “Our product line rationalization was successful in making us a leaner, more efficient organization, but just as important, allowed us to refine our focus and inject resources into our remaining core product lines. Given the second quarter is traditionally our weakest quarter, I was particularly pleased with our results in the quarter, which is a true testament to the success we’ve had at aligning our cost structure with our current level of sales.”

Second quarter 2010 selling, general & administrative expense (SG&A) was $1.88 million down 4.1% from $1.96 million in the 2009 second quarter. The decrease was due to staff reductions from the product line rationalization, cost discipline and lower bad debt, partially offset by higher professional service fees and stock option expense. As a percent of total revenue, SG&A declined to 16.3% from 17.5%.

Adjusted earnings before interest, asset impairment, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) was $0.94 million in the second quarter of 2010 compared with negative $0.44 million in the 2009 second quarter and $0.91 in the trailing first quarter. Included in the prior year quarter was an asset impairment charge of $2.18 million. The Company believes that when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income (loss) to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate for the second quarter of 2010 was 8.0% as a result of federal and state minimum taxes. The Company has approximately $0.49 million in net operating loss carry forwards that can be applied to future income.

First Half 2010 Review

Total revenue for the first half of 2010 was $23.54 million, consistent with the first half of 2009 despite the $1.52 million in sales related to the rationalized product line in last year’s first half. Excluding that, total revenue for the first half of 2010 was up 6.9% over the corresponding period of 2009 reflecting improved folding carton sales.

Custom folding carton sales were up $1.24 million, or 7.5% to $17.72 million for the 2010 six-month period compared with $16.48 million in the first half of 2009, while stock packaging sales increased 9.5%, or $0.35 million, to $3.99 million. Personalized print sales were down $74 thousand, or 4.5%, to $1.56 million reflecting the weakness in the economy.

Gross profit and margin doubled in the first half of 2010, to $3.77 million and 16.0%, respectively, on flat sales primarily reflecting the rationalization and other productivity enhancements.

SG&A expense was $3.66 million, or 15.5% of total revenue, in the first six months of 2010 compared with $3.96 million, or 16.8% of total revenue, in the first six months of 2009. The lower SG&A for the period was due to similar reasons as in the second quarter.

Adjusted EBITDA for the first six months of 2009 was $1.84 million compared with negative $33 thousand for the same period in 2009. (See the Reconciliation of Net Income (loss) to Adjusted EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $2.87 million at July 3, 2010 compared with $3.11 million at April 3, 2010 and a 2009 year-end balance of $3.78 million. The decrease through the first six months of 2010 was primarily the result of capital expenditures, increased working capital requirements and reduction in long-term debt that was partially offset by proceeds from the sale of equipment.

Capital expenditures in the second quarter and first half of 2010 were $0.70 million and $1.0 million, respectively, compared with $0.35 million and $0.70 million in the corresponding periods of the prior year. System investments and custom folding carton equipment made up the bulk of the first half of 2010 expenditures. Fiscal year 2010 capital expenditures are expected to be between $1.6 million to $1.8 million.

Mr. Lupp added, “Our capital investments in our custom folding carton product line will support continued growth and provide the quality product and timely deliveries our customers have come to expect from us.”

Depreciation and amortization for the first six months of 2010 was $1.37 million compared with $1.87 million during the prior year period. The decline was a result of the product line rationalization, as most assets associated with that line were sold in the latter part of fiscal 2009.

On June 9, 2010, MOD-PAC completed an agreement for a new $3.0 million, three-year revolving credit facility with Manufacturers and Traders Trust Company. The new facility replaced the Company’s $5.0 million line of credit, which expired in March 2010. At the end of the second quarter, only $0.2 million of the line of credit was in use through standby letters of credit. MOD-PAC believes its cash on hand and the cash it generates from operations will be sufficient for its working capital and capital spending requirements throughout 2010.

There were no shares repurchased by the Company in the second quarter of 2010. MOD-PAC has authorization to repurchase 75,885 shares.

Webcast and Conference Call

The release of the financial results will be followed today by a conference call and webcast at 1:30 pm ET. During the call, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC CORP. conference call can be accessed by calling (201) 689-8562 and entering conference ID number 353819. The listen-only audio webcast can be monitored at www.modpac.com. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 353819. The telephonic replay will be available from 4:30 p.m. ET today until 11:59 p.m. ET on Wednesday, August 11, 2010. A transcript will also be posted to the Company’s Web site, once available.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Six months ended
	7/3/2010	7/4/2009	7/3/2010	7/4/2009
Revenue
Product sales	$11,384	$11,071	$23,268	$23,281
Rent	137	142	269	258
Total Revenue	11,521	11,213	23,537	23,539
Cost of products sold	9,547	10,756	19,768	21,663
Gross profit	1,974	457	3,769	1,876
Gross profit margin	17.1%	4.1%	16.0%	8.0%
Selling, general and administrative expense	1,880	1,960	3,657	3,958
Write-down of impaired assets	0	2,175	0	2,175
Income (Loss) from operations	94	(3,678)	112	(4,257)
Operating margin	0.8%	-32.8%	0.5%	-18.1%
Interest expense, net	52	67	104	130
Other income	(8)	(22)	(72)	(11)
Income (Loss) before taxes	50	(3,723)	80	(4,376)
Income tax expense (benefit)	4	0	14	(120)
Net income (loss)	$46	$(3,723)	$66	$(4,256)

Basic income (loss) per share:	$0.01	$(1.09)	$0.02	$(1.24)
Diluted income (loss) per share:	$0.01	$(1.09)	$0.02	$(1.24)

Weighted average diluted shares outstanding	3,575	3,430	3,575	3,430

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	Six Months Ended		%	2010 YTD % of
	7/3/2010	7/4/2009	change	7/3/2010	7/4/2009	change	Total
FOLDING CARTONS
Custom folding cartons	$9,036	$7,989	13.1%	$17,715	$16,480	7.5%	76.1%
Stock packaging	1,492	1,475	1.2%	3,994	3,649	9.5%	17.2%
Folding cartons subtotal	10,528	9,464	11.2%	21,709	20,129	7.8%	93.3%

PRINT SERVICES
Specialty print & direct mail	0	747	-100%	0	1,519	-100%	0%
Personalized	856	860	-0.5%	1,559	1,633	-4.5%	6.7%
Print services subtotal	856	1,607	-46.7%	1,559	3,152	-50.5%	6.7%

Total product revenue	$11,384	$11,071	2.8%	$23,268	$23,281	-0.1%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET
(dollars in thousands)
	(Unaudited)
	July 3, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$2,873	$3,780

Accounts receivable	5,122	4,975
Allowance for doubtful accounts	(106)	(155)
Net accounts receivable	5,016	4,820
Inventories	4,248	4,258
Prepaid expenses	618	297
Total current assets	12,755	13,155

Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and equipment	12,406	12,389
Machinery and equipment	49,891	49,129
Construction in progress	902	990
	64,369	63,678
Less accumulated depreciation	(49,348)	(48,262)
Net property, plant and equipment	15,021	15,416
Assets held for sale	63	171
Other assets	477	459
Totals assets	$28,316	$29,201

Current liabilities:
Current maturities of long-term debt	$109	$202
Accounts payable	1,929	2,567
Accrued expenses	591	803
Total current liabilities	2,629	3,572

Long-term debt	2,014	2,292
Other liabilities	26	38
Total liabilities	4,669	5,902

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000
shares, issued 3,458,828 in 2010, 3,453,863 in 2009	35	35
Class B common stock, $.01 par value, authorized 5,000,000
shares, issued 623,420 in 2010, 628,385 in 2009	6	6
Additional paid-in capital	2,936	2,654
Retained earnings	26,885	26,819
	29,862	29,514
Less treasury stock at cost, 650,698 shares in 2010 and 2009	(6,215)	(6,215)
Total shareholders' equity	23,647	23,299

Total liabilities and shareholders' equity	$28,316	$29,201

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended
	7/3/2010	7/4/2009
Cash flows from operating activities:
Net Income (loss)	$66	$(4,256)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,374	1,869
Provision for doubtful accounts	(34)	39
Stock option compensation expense	282	169
Deferred income taxes	-	(118)
Write-down of impaired assets	-	2,175
(Gain) Loss on disposal of assets	(33)	24
Cash flow from change in operating assets and liabilities:
Accounts receivables	(162)	63
Inventories	10	120
Prepaid expenses	(321)	(164)
Other liabilities	(12)	15
Accounts payable	(638)	(417)
Accrued expenses	(212)	(1)
Net cash provided by (used in) operating activities	$320	$(482)

Cash flows from investing activities
Proceeds from sale of assets	$131	$6
Change in other assets	(5)	(74)
Capital expenditures	(965)	(702)
Net cash used in investing activities	$(839)	$(770)

Cash flows from financing activities
Principal payments on long-term debt	$(371)	$(82)
Deferred financing fees	(17)	-
Increase in line of credit	-	1,300
Net cash (used in) provided by financing activities	$(388)	$1,218

Net decrease in cash and cash equivalents	(907)	(34)

Cash and cash equivalents at beginning of year	3,780	200
Cash and cash equivalents at end of period	$2,873	$166

MOD-PAC CORP.
Reconciliation between GAAP Net Income (Loss) and Adjusted EBITDA

(in thousands)	Three Months Ended		Six Months Ended
	7/3/2010	7/4/2009	7/3/2010	7/4/2009

GAAP Net Income (Loss)	$46	$(3,723)	$66	$(4,256)

Interest	52	67	105	130
Write-down of impaired assets	0	2,175	0	2,175
Taxes	4	0	14	(120)
Depreciation and amortization	686	955	1,374	1,869
Stock-based compensation	147	83	282	169

Adjusted EBITDA	$935	$(443)	$1,841	$(33)

Adjusted EBITDA = earnings before interest, asset impairment, taxes, depreciation and amortization and non-cash option expense.

MOD-PAC CORP.
Reconciliation between GAAP Net Income (Loss) and Adjusted Net Income (Loss)

(in thousands)	Three Months Ended		Six Months Ended
	7/3/2010	7/4/2009	7/3/2010	7/4/2009

GAAP Net Income (Loss)	$46	$(3,723)	$66	$(4,256)

Write-down of impaired
assets (Specialty Print and
Direct Mail)	0	(1,933)	0	(1,933)
Write-down of impaired
assets (Blasdell facility)	0	(242)	0	(242)
Workforce reduction	0	(65)	0	(65)
Change in useful life of
assets	0	(40)	0	(40)
Other rationalization charges	0	(134)	0	(134)
Total one-time charges	0	(2,414)	0	(2,414)

Adjusted Net Income (Loss)	$46	$(1,309)	$66	$(1,842)

MOD-PAC CORP.
Reconciliation between GAAP Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) Per Share

	Three Months Ended		Six Months Ended
	7/3/2010	7/4/2009	7/3/2010	7/4/2009

GAAP Diluted Earnings (Loss) Per Share	$0.01	$(1.09)	$0.02	$(1.24)

Write-down of impaired assets	0	(0.56)	0	(0.56)
(Specialty Print and Direct Mail)
Write-down of impaired assets	0	(0.07)	0	(0.07)
(Blasdell facility)
Workforce reduction	0	(0.02)	0	(0.02)
Change in useful life of assets	0	(0.01)	0	(0.01)
Other rationalization charges	0	(0.04)	0	(0.04)
Total one-time charges	0	(0.70)	0	(0.70)

Adjusted Diluted Earnings (Loss) Per Share	$0.01	$(0.39)	$0.02	$(0.54)

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com